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                                                                Exhibit 99.1

ALLEGHENY TECHNOLOGIES
SPECIALTY MATERIALS THAT MAKE OUR WORLD
                                                                NEWS RELEASE...
1000 PPG Place, Pittsburgh, Pennsylvania  15222-5479

                                                  Contact:   Dan L. Greenfield
                                                             412- 394-3004

                ALLEGHENY TECHNOLOGIES ELECTS TWO BOARD MEMBERS
                         AND DECLARES QUARTERLY DIVIDEND

Pittsburgh, PA, September 2, 2004 - Allegheny Technologies Incorporated (NYSE:ATI) announced today that Michael J. Joyce and Louis J. Thomas have been elected to the Company's Board of Directors. Mr. Joyce, 62, has over 35 years of accounting, auditing and consulting experience, having most recently served as New England Managing Partner of Deloitte & Touche USA LLP. Mr. Thomas, 62, served as Director, District 4, United Steelworkers of America (USWA) for the Northeastern United States and Puerto Rico prior to his retirement in May 2004. The USWA proposed the nomination of Mr. Thomas in accordance with the labor agreement covering represented employees at ATI Allegheny Ludlum and its subsidiaries.

"Mike Joyce and Lou Thomas bring a diversified perspective to our Board. In addition to his accounting and auditing expertise, Mr. Joyce has had extensive management experience as a regional managing partner of a large public accounting firm. Mr. Thomas brings many years of leadership experience with the USWA," said Pat Hassey, Chairman, President and Chief Executive Officer of Allegheny Technologies. "Their insight will be valuable in our efforts to continue to grow shareholder value."

Mr. Joyce was appointed to serve on the Audit Committee and was designated an "audit committee financial expert." Mr. Thomas was appointed to serve on the Board's Technology Committee. Both Mr. Joyce and Mr. Thomas will stand for election at the 2005 Annual Meeting of Stockholders.

The Company also announced that its Board of Directors declared a quarterly dividend of $0.06 per share of common stock. The dividend is payable September 28, 2004, to stockholders of record at the close of business September 20, 2004. The Board expects to continue to evaluate relevant factors including results of operations, financial condition, cash flow and cash requirements in determining future dividends.

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials producers in the world with revenues of approximately $2.2 billion during the 12-month period ending June 30, 2004. The Company has approximately 9,000 full-time employees world-wide and its talented people use innovative technologies to offer growing global markets a wide range of specialty materials. High-value products include nickel-based and cobalt-based alloys and superalloys, titanium and titanium alloys, specialty steels, super stainless steel, exotic alloys, which include zirconium, hafnium and niobium, tungsten materials, and highly engineered strip and Precision Rolled Strip(R) products. In addition, we produce commodity specialty materials such as stainless steel sheet and plate, silicon and tool steels, and forgings and castings. The Allegheny Technologies website can be found at www.alleghenytechnologies.com.



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